EXHIBIT 4.79

Termination Agreement

This Agreement is executed on January 16, 2006 by and between:

Party A: Lahiji Vale Limited (hereinafter referred to as “Party A”)

Registered Address: P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands

Party B: Wang Lei Lei (hereinafter referred to as “Party B”)

Address: No.1001, Building 1, Xiaoyangyibin Bystreet, Dongcheng District, Beijing

Whereas:

1.	The creditor and the borrower executed a Loan Agreement (hereinafter referred to as the “Loan Agreement I”) on August 8, 2002 and executed the Supplement Agreement to the Loan Agreement (hereinafter referred to as the “Supplement Agreement to the Loan Agreement”) on September 26, 2003 and Loan Agreement (hereinafter referred to as the “Loan Agreement II”) on January 19, 2005.

2.	Party A and Party B wish to terminate the said Loan Agreement and Supplement Agreement to the Loan Agreement.

Now therefore, the Parties agree as follows:

1.	Party A and Party B agree to terminate the Loan Agreement I, the Supplement Agreement to the Loan Agreement and the Loan Agreement II, which shall automatically become invalid upon the effective date of this agreement.

2.	On the date when the Loan Agreement I, the Supplement Agreement to the Loan Agreement and the Loan Agreement II become invalid, the rights and obligations of Party A and Party B under the Loan Agreement I, the Supplement Agreement to the Loan Agreement and the Loan Agreement II shall be terminated accordingly.

3.	This Agreement shall take effect upon its execution.

4.	This Agreement shall be governed by the PRC laws.

5.	This Agreement is made in two copies, each held by either Party.

[Execution Page]

Lahiji Vale Limited

Name:
Title:

Wang Lei Lei

Signature:

2